Product Supplement VCN-COMM-2 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) April 5, 2012	Filed Pursuant to Rule 424(b)(5) Registration No. 333-180488

Variable Coupon Notes Linked to a Basket of Commodities or Commodity Indices

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The Variable Coupon Notes (the “notes”) are unsecured senior notes issued by Bank of America Corporation. Payment of each interest payment and the repayment of principal at maturity are subject to our credit risk.

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Subject to our credit risk, we will pay periodic interest on the notes (to the extent interest is payable) and we will pay the principal amount of the notes and the final Coupon Payment (as defined below), if any, at maturity. However, if you sell your notes before maturity, you may incur a loss.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The notes are designed for investors who wish to receive periodic interest income (each a “Coupon Payment”), where, as described below, the interest rate to be paid periodically during the term of the notes (the “Coupon Rate”) will depend on the performance of a basket of commodities or commodity indices (the “Basket”) from the pricing date through the applicable Coupon Determination Date (as defined below).

•	The applicable term sheet will identify the commodity futures contracts, commodity spot prices, commodity fixing prices, or commodity indices (the “Basket Components”) included in the Basket.

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Interest will be paid periodically on predetermined dates (each, a “Coupon Payment Date,” and collectively, the “Coupon Payment Dates”), each shortly following a Coupon Determination Date, with the final Coupon Payment paid on the maturity date. On each Coupon Payment Date, the applicable Coupon Rate will depend on the arithmetic average of the Performance Level (as defined below) of each Basket Component on the applicable Coupon Determination Date.

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The term sheet may specify a “Return Cap” for the notes. In that case, the Performance Level of any Basket Component on any Coupon Determination Date will not exceed the Return Cap. The Return Cap will be a percentage determined on the pricing date, which will be the date the notes are priced for initial sale to the public. The Return Cap will be set forth in the applicable final term sheet. Similarly, the term sheet may specify a “Return Floor” for the notes, in which case the Performance Level for any Basket Component on any Coupon Determination Date will not be less than the Return Floor.

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If specified in the applicable term sheet, your notes may be “Digital Coupon Notes.” In that case, if the arithmetic average of the Performance Level of each Basket Component on the applicable Coupon Determination Date is greater than or equal to zero, then the applicable Coupon Rate will be a fixed rate determined on the pricing date (the “Digital Coupon Rate”); otherwise, if the arithmetic average of the Performance Level of each Basket Component is less than zero, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

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If specified in the applicable term sheet, your notes may be “Auto-Cap Notes.” In that case, if the Component Return (as defined below) of a Basket Component is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Component will equal a fixed percentage set forth in applicable term sheet (the “Auto-Cap”).

•	In no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00%.

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The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information set forth in the section entitled “Risk Factors” beginning on page S-8.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any commodities or commodity indices that comprise the Basket described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement and accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including interest payments and any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, we cannot redeem the notes prior to the maturity date.

The notes are designed for investors who wish to receive periodic interest payments based upon the performance of the Basket, who are willing to forgo guaranteed market rates of interest for the term of their investment in the notes, and who anticipate that the values of the Basket Components will increase from the pricing date to each Coupon Determination Date. If a Return Cap is specified in the applicable term sheet, investors must be willing to accept an interest rate for one or more interest periods that will not exceed the Return Cap. Similarly, if the notes are Digital Coupon Notes or Auto-Cap Notes (each as defined below), investors must be willing to accept an interest rate that is limited to the Digital Coupon Rate or the Auto-Cap (each as defined below).

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that the interest payable on the notes is linked to the performance of the Basket Components.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, you will receive your principal amount and the final Coupon Payment, if any, subject to our credit risk as issuer of the notes. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell your notes prior to maturity, you may find that the market value for your notes may be less than the Original Offering Price.

What are the Basket Components?

Unless otherwise specified in the applicable term sheet, each Basket Component will be a commodity futures contract, a commodity spot price, a commodity fixing price, or a commodity index. The Basket Components to which your notes are linked will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Basket Components, including information as to the historical values of the Basket Components. However, historical values of the Basket Components are not indicative of the future performance of the Basket or the value of your notes.

Unless otherwise specified in the applicable term sheet, the components of the Basket will be fixed as of the pricing date and are subject to change only if certain events or adjustments affect the relevant Basket Components described in this product supplement. See the section entitled “Description of the Notes—Discontinuance of a Basket Component.”

Will you receive interest on the notes?

Yes, if the arithmetic average of the Performance Level of each Basket Component (the “Average Performance Level”) on a date shortly before the applicable Coupon Payment Date (each, a “Coupon Determination Date”) is greater than zero, or in the case of Digital Coupon Notes, greater than or equal to zero. If a minimum Coupon Rate applies, an investor may receive interest even if the Average Performance Level of each Basket Component is less than zero. Each payment of interest (a “Coupon Payment”), if any, will be payable on the applicable Coupon Payment Date, with the final Coupon Payment payable on the maturity date.

The Coupon Determination Dates and Coupon Payment Dates for your notes will be set forth in the applicable term sheet, and may occur quarterly, semi-annually, annually, or at other intervals.

How will the Coupon Payments be determined?

On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. Unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate for each Coupon Payment Date will equal the arithmetic average of the Performance Level of each Basket Component determined on the applicable Coupon Determination Date. For “Digital Coupon Notes,” unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate will equal a fixed rate determined on the pricing date (the “Digital Coupon Rate”) if the Average Performance Level on the applicable Coupon Determination Date is greater than or equal to zero; otherwise, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

The applicable term sheet may specify a minimum Coupon Rate for your notes that will apply in one or more interest periods. In addition, if the applicable term sheet sets forth a Return Cap, a Digital Coupon Rate, or an Auto-Cap, the Coupon Rate for your notes will not exceed the Return Cap, the Digital Coupon Rate, or the Auto-Cap, as applicable, in any interest period.

The applicable Coupon Rate will be rounded to the nearest ten-thousandth and expressed as a percentage. The Coupon Rate will never be less than 0.00% per annum.

Performance Level. The “Performance Level” of each Basket Component on any Coupon Determination Date will be equal to the Component Return (as defined below), unless the applicable term sheet specifies a Return Cap and/or a Return Floor. If a Return Cap and/or a Return Floor are specified in the term sheet, the Performance Level of each Basket Component will be:

•	if the Component Return on the Coupon Determination Date is greater than the Return Cap, the Performance Level will be equal to the Return Cap; and

•	if the Component Return is less than or equal to the Return Floor, the Performance Level will be equal to the Return Floor.

For “Auto-Cap Notes,” unless otherwise set forth in the applicable term sheet, if the Component Return of a Basket Component is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Component will equal a fixed percentage set forth in the applicable term sheet (the “Auto-Cap”).

Component Return. With respect to each Basket Component, unless otherwise set forth in the applicable term sheet, on any Coupon Determination Date, the “Component Return” will be calculated as follows:

(	Annual Component Value - Initial Component Value	)
Initial Component Value

The result will be rounded to the nearest ten-thousandth and expressed as a percentage.

Initial Component Values. For each Basket Component, the “Initial Component Value” will be determined as set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, the Initial Component Value for a Basket Component will be its closing value on the pricing date, as determined by the calculation agent.

Annual Component Values. For each Basket Component, unless otherwise set forth in the applicable term sheet, the “Annual Component Value” will be the closing value for that Basket Component on the applicable Coupon Determination Date, as determined by the calculation agent.

In the event that, for any Basket Component, a Market Disruption Event (as defined below) occurs and is continuing on the pricing date or on any scheduled Coupon Determination Date, or if certain other events occur, the calculation agent will determine the Initial Component Value or the Annual Component Value, as applicable, for that Basket Component as set forth in the section “Description of the Notes—The Closing Value.”

Is the return on the notes limited in any way?

Yes, if the applicable term sheet for your notes provides for a Return Cap, or if the notes are Digital Coupon Notes or Auto-Cap Notes:

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If the term sheet specifies a Return Cap on each Basket Component’s Performance Level, the effect of the Return Cap will be to cap the Coupon Rate for each Coupon Payment Date at a rate equal to the Return Cap.

•	If your notes are Digital Coupon Notes, your investment return, if any, will be limited to the return represented by the Digital Coupon Rate that will be specified in the applicable term sheet.

•	If your notes are Auto-Cap Notes, the effect of the Auto-Cap will be to cap the Coupon Rate for each Coupon Payment Date at a rate equal to the Auto-Cap.

Who will determine each Coupon Rate?

The calculation agent will make all determinations associated with the notes, such as determining each Initial Component Value, each Annual Component Value, each Component Return, each Performance Level, each Average Performance Level, and each Coupon Rate. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as the calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the Basket Components?

No. An investment in the notes does not entitle you to any ownership interest in any physical commodity or related futures contract for a commodity represented by or included in a Basket Component.

Can a Coupon Payment Date or the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—The Closing Value.”

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to treat the notes, for U.S. federal income tax purposes, as debt instruments. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or as “contingent payment debt instruments” for U.S. federal income tax purposes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to represent that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not receive any Coupon Payment on one or more Coupon Payment Dates beyond the specified minimum coupon, if any. Other than the principal amount of the notes that you will be entitled to receive on the maturity date, the only return, if any, that you will be entitled to receive on the notes will be the Coupon Payments payable on the Coupon Payment Dates. The amount of each Coupon Payment on the notes, if any, will depend on the arithmetic average of the Performance Level of each Basket Component. If the Average Performance Level is zero or negative as of any Coupon Determination Date (or, in the case of Digital Coupon Notes, if the Average Performance Level is negative), you may not receive any Coupon Payment on the applicable Coupon Payment Date beyond the specified minimum coupon, if any. It is possible that you will not receive any Coupon Payments during the entire term of the notes.

In addition, unless otherwise set forth in the applicable term sheet, the calculation agent will calculate the Performance Level for each interest period by comparing only the Initial Component Value of each Basket Component as of the pricing date to its Annual Component Value as of the applicable Coupon Determination Date. As a result, if the Average Performance Level is negative as of any Coupon Determination Date, it is possible that the values of the Basket Components will not increase sufficiently as of any subsequent Coupon Determination Date for you to be entitled to receive any Coupon Payments for each subsequent Coupon Payment Date. Accordingly, to the extent that the Average Performance Level is negative as of a particular Coupon Determination Date, you may be less likely to receive Coupon Payments in any subsequent interest period.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you will receive on the notes on the Coupon Payment Dates, which could be zero, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If a Return Cap is specified in the applicable term sheet, or if the notes are Digital Coupon Notes or Auto-Cap Notes, the Coupon Rate that will be applicable to each Coupon Payment Date will be limited to the Return Cap, Digital Coupon Rate, or Auto-Cap, as applicable. The Coupon Rate that is applicable to any Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. If a Return Cap is specified in the applicable term sheet, the Performance Level of each Basket Component will be limited to the Return Cap. Alternatively, if your notes are Auto-Cap Notes, the Performance Level of each Basket Component will be limited to the Auto-Cap. As a result, the applicable Coupon Rate for each Coupon Payment Date will be limited to the same rate as the Return Cap or the Auto-Cap, as applicable. Similarly, if your notes are Digital Coupon Notes, the Coupon Rate for any Coupon Payment Date cannot exceed the applicable Digital Coupon Rate. In other words, you will not participate in any upside return of any Basket Component beyond the applicable Return Cap, Digital Coupon Rate, or Auto-Cap.

Your investment return may be less than a comparable investment directly in the Basket or the Basket Components. For each Coupon Payment Date, the applicable Coupon Rate will equal the Average Performance Level on the applicable Coupon Determination Date. The Performance Levels of the Basket Components may be limited to a Return Cap, or your notes may be Auto-Cap Notes. As a result, the applicable Coupon Rate for each Coupon Payment Date will be limited to the same rate as the Return Cap or the Auto-Cap, as applicable. Similarly, for Digital Coupon Notes, the Coupon Rate for any Coupon Payment Date will be limited to the Digital Coupon Rate. In contrast, a direct investment in the Basket or the Basket Components would allow you to receive the full benefit of any appreciation in the values of the Basket Components, and could exceed the return of the notes.

In addition, in certain instances, a Basket Component may consist of or include one or more commodity spot prices, commodity fixing prices, commodity indices, or any related futures contracts that are traded in a non-U.S. currency, such as the euro or the Japanese yen. In these instances, if the value of that currency increases against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned the commodities or any related futures contracts represented by or included in that Basket Component.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior, unsecured debt securities. As a result, your receipt of each Coupon Payment and the repayment of principal at maturity are dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of each Basket Component increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the Average Performance Level, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the Basket Components. In the ordinary course of business, we or our affiliates may have expressed views on expected movements in the value of one or more of the Basket Components, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Basket Components may at any time have significantly different views from those of ours or our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by us or our affiliates.

Neither the offering of the notes nor any views which we or our affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes. In addition to the underwriting discount or selling agent commissions, the applicable public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the notes. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your the notes in a secondary market transaction is expected to be lower than the applicable public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the values of Basket Components. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time.

To the extent that a selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which a selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The Coupon Payments will not reflect changes in the value of the Basket Components prior to a Coupon Determination Date. Changes in the values of the Basket Components during the term of the notes between the pricing date and the applicable Coupon

Determination Date will not be reflected in the calculation of the applicable Coupon Rate. The calculation agent will calculate each Coupon Rate by comparing only the Initial Component Value of each Basket Component as of the pricing date to its Annual Component Value as of the applicable Coupon Determination Date. The values of the Basket Components on days other than the Coupon Determination Dates will not be taken into account. As a result, you may not receive a Coupon Payment greater than zero or the specified minimum coupon, if any, on a Coupon Payment Date, even if the value of one or more Basket Components has increased at certain times prior to the applicable Coupon Determination Date before decreasing to a value equal to or below its respective Initial Component Value on that Coupon Determination Date.

Changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The applicable Coupon Rate for each Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. Therefore, a change in the value of one or more of the Basket Components on the applicable Coupon Determination Date may not correlate with changes in the value of one or more of the other Basket Components. The value of one or more Basket Components may increase, while the value of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the Coupon Rate as of the applicable Coupon Determination Date, increases in the value of one or more of the Basket Components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Components. In addition, because a Return Floor may not be applicable to your notes or may be substantially lower than the Return Cap or Auto-Cap, if applicable, the Performance Level of any one Basket Component that performs extremely poorly may not be offset by the Performance Level of any other single Basket Component.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option will be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Basket Components. Because the applicable Coupon Rate on any Coupon Payment Date is determined by reference to the Average Performance Level determined on the applicable Coupon Determination Date, we anticipate that the market value of the notes at any time will depend to a large extent on the values of the Basket Components. The values of the Basket Components will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, and the markets on which the Basket Components are traded. Even if the value of each of the Basket Components increases after the pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the Original Offering Price because of the anticipation that the values of the Basket Components will continue to fluctuate as of each remaining Coupon Determination Date. If you sell your notes when the values of the Basket Components are less than, or not sufficiently above, their values as of the pricing date, then you may receive less than the Original Offering Price of the notes. In general, the market value of the notes will decrease as the values of the Basket Components decrease, and increase as the values of the Basket Components increase. However, as the values of the Basket Components increase or decrease, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the Coupon Rate may be limited to the same rate as a Return Cap, Digital Coupon Rate or Auto-Cap, we expect that the market value of the notes in any secondary market may also be limited.

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Volatility of the Basket Components. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Basket Components during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Basket Components may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect commodity markets generally, may affect the Performance Level of one or more of the Basket Components and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the U.S. and, in turn, the Performance Level of one or more of the Basket Components.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Basket Components before the maturity date. For example, during the final interest period for the notes, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current values of the Basket Components.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell one or more of the commodities or any related futures or options contracts represented by or included in the Basket Components, and other investments relating to one or more Basket Components, for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the Performance Level of one or more of the Basket Components and, in turn, the applicable Coupon Rate on a Coupon Payment Date in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase or decrease the Initial Component Value of one or more of the Basket Components. Consequently, the value of one or more Basket Components may change after the pricing date, affecting the value of the Basket Components and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Basket Components that are not for your account or on your behalf. We and they from time to time may buy or sell one or more commodities or any related futures contracts represented by or included in the Basket Components, or other investments relating to one or more Basket Components, for our or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the Basket or one or more of the Basket Components. These trading and underwriting activities could affect the Basket or the Basket Components in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Coupon Payments due on the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of our obligations under the notes. This hedging activity could increase the Initial Component Values of one or more of the Basket Components on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of each applicable Coupon Rate, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Basket or the Basket Components or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the Performance Level of one or more of the Basket Components. Accordingly, our hedging activities may increase or decrease the Coupon Rate that is applicable for any Coupon Payment Date and the market value of the notes prior to maturity. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the Performance Level of any Basket Component, we cannot assure you that these activities will not affect the Coupon Rate or the market value of your notes prior to maturity.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine each Initial Component Value, each Annual Component Value, each Component Return, each Performance Level, each Average Performance Level, and each Coupon Rate. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred for any Basket Component. See the section entitled “Description of the Notes—Market Disruption Events.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory provisions, regulations, published rulings, or judicial decisions address the characterization of the notes or other instruments with terms substantially the same as the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Depending on the terms of the notes, we intend to treat the notes as either “variable rate debt instruments” or “contingent payment debt instruments,” as described under the section entitled “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Basket Components

The historical performance of the Basket Components should not be taken as an indication of the future performance of the Basket Components during the term of the notes. The values of the Basket Components will determine the Coupon Payments. Past performance of the Basket Components is not necessarily indicative of how they will perform in the future. Additionally, a Basket Component may be discontinued and replaced with a successor component (as defined below). It is impossible to predict whether the value of a Basket Component will rise or fall. The values of the Basket Components will be influenced by complex and interrelated political, economic, financial, and other factors that can affect the markets in which the Basket Components are traded and the values of the Basket Components themselves.

You will not have any rights with respect to any commodities or any related futures contracts represented by or included in the Basket Components. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to the physical commodities or related futures contracts represented by the commodity spot prices, commodity fixing prices, commodity futures contracts, or commodity indices included in the Basket Components. We will not invest in any of those physical commodities or futures contracts on behalf of or for the benefit of holders of the notes.

The value of a Basket Component may change unpredictably, affecting the value of the notes in unforeseeable ways. Trading in commodities and related futures contracts may be speculative and can be extremely volatile. The values of the Basket Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the value of a Basket Component and the value of the notes in varying ways, and different factors may cause the values of the Basket Components, and the volatilities of their values, to move in inconsistent directions at inconsistent rates. Additionally, the Basket Components included in certain Baskets may be concentrated in only a few, or even a single industry (e.g., energy). Such a Basket may be more volatile than one comprised of a variety of commodities.

The valuation of the commodities represented by or included in the Basket Components may not be consistent with other measures of value for those commodities. The value of the Basket Components may be determined by reference to a spot price, a fixing price, the price of a first nearby month futures contract, the prices of futures contracts with specified maturities as quoted on specified exchanges, or to an index. These values will not necessarily be consistent with other valuations of those commodities, such as futures contracts on different exchanges, with different delivery points or with different maturities. Changes in the value of a commodity futures contract may vary significantly from the spot value of the applicable commodity. You should not make an investment in the notes unless you understand the manner in which the values of the relevant Basket Components will be measured.

With respect to a Basket Component, suspension or disruptions of market trading in that Basket Component and related futures markets may adversely affect the value of the notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the value of or trading in a Basket Component, or the manner in which it is calculated, and therefore, the value of the notes.

Changes in exchange methodology or changes in law or regulations may affect the value of the notes prior to maturity and the amount of each Coupon Payment. The values of the Basket Components will be determined by reference to fixing prices, spot prices, indices, or related futures contracts of the commodities represented by or included in the Basket Components, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the prices of the applicable physical commodities or futures contracts represented by the fixing prices, spot prices, indices, or related futures contracts in the Basket. Any such change which causes a decrease in those prices could adversely affect the value of the applicable Basket Component and the value of the notes.

Further, the value or level of those fixing prices, spot prices, indices, or related futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Although it is unclear what form any new legislation or regulation may take, it is possible that any new legislation or rules may affect ability of market participants to participate in the market as they have in the past and may reduce liquidity in the commodities markets, or affect the commodities market in other ways. Any such event could adversely affect the values of the Basket Components and could adversely affect the value of the notes.

In addition, the value of a Basket Component may be determined by reference to prices reported by the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should stop operations, or if bullion trading by LBMA members should become subject to a value added tax, any other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of the applicable commodity may be affected.

The notes will not be regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”). An investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because notes linked to a basket of commodity fixing prices, spot prices, futures contracts, or commodity indices will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Basket Component may include futures contracts on foreign exchanges that are less regulated than U.S. markets. A Basket Component may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It also may be more costly and difficult for participants in those markets to enforce the applicable laws or regulations than is the case in comparable U.S. markets, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in that Basket Component.

We, the selling agents, and our respective affiliates have no affiliation with the LBMA, the London Platinum and Palladium Market, the London Metal Exchange, or any exchange on which a Basket Component trades and are not responsible for their actions or public disclosure of information. Unless otherwise set forth in the applicable term sheet, we, the selling agents, and our respective affiliates are not affiliated in any way with the LBMA, the London Platinum and Palladium Market (the “LPPM”), the London Metal Exchange (the “LME”), or any exchange on which a Basket Component trades and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the determination of the value of a Basket Component. None of us, the selling agents, or any of our respective affiliates assumes any responsibility for the adequacy or accuracy of the prices determined by these entities relating to the Basket Components. You, as an investor in the notes, should make your own investigation into the Basket Components and how they are traded. None of the LBMA, the LPPM, the LME, or any of these exchanges will be involved in the offering of the notes in any way and none of them has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

Risks Relating to the Basket Components that Are Commodity Indices

If a Basket Component is a commodity index, contango markets may have a negative effect on the level on that index, and therefore the value of the notes. In some cases, a Basket Component may be a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the values of futures contracts for the applicable commodities. To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The differences in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the index included in the Basket will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the index included in the Basket will be negative because it costs more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any index included in the Basket. If all other factors remain constant, the presence of contango in the market for a specific commodity included in a Basket Component could result in negative roll yield, which could decrease the level of that Basket Component and the value of the notes.

Changes in the composition and valuation of the Basket Components may adversely affect the value of the notes. The composition of the Basket Components that are indices may change over time as additional commodities satisfy the eligibility criteria or commodities currently included in the Basket Components fail to satisfy such criteria. The weighting factors applied to each commodity included in an index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the sponsor of an index (each, an “Index Sponsor”) may modify the methodology for determining the composition and weighting of that index and for calculating its value in order to assure that index represents a measure of the performance over time of the markets for the underlying commodities. Modifications to the methodology for determining the contracts to be included in an index and for valuing that index may be made in the future. These changes could adversely affect the level of that index, and the value of the notes.

In addition, the Index Sponsor may discontinue or suspend calculation or dissemination of a Basket Component or materially alter the methodology by which it calculates an index. Any such actions could affect the value of the notes. See “Description of the Notes—Adjustments to a Basket Component” and “—Discontinuance of a Basket Component.”

We, the selling agents, and our respective affiliates have no affiliation with the Index Sponsor of any Basket Component and are not responsible for its public disclosure of information. Unless otherwise set forth in the applicable term sheet, we, the selling agents, and our respective affiliates are not affiliated in any way with the Index Sponsor of any Basket Component and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the management or calculation of a Basket Component. None of us, the selling agents, or any of our respective affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Components or their Index Sponsors. You, as an investor in the notes, should make your own investigation into the Basket Components and their Index Sponsors. No Index Sponsor will be involved in the offering of the notes in any way and it has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

Other Risk Factors Relating to the Basket Components

The applicable term sheet may set forth additional risk factors as to the Basket Components that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth in the sections “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of the notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, we cannot redeem the notes prior to the maturity date.

Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Interest

General. On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. Except in the case of Digital Coupon Notes, unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate for each Coupon Payment Date will equal the Average Performance Level on the applicable Coupon Determination Date. For Digital Coupon Notes, unless otherwise set forth in the applicable term sheet, the applicable Coupon Rate will equal the applicable Digital Coupon Rate if the Average Performance Level on the applicable Coupon Determination Date is greater than or equal to zero; otherwise, the applicable Coupon Rate will be 0.00% or the specified minimum Coupon Rate, as set forth in the applicable term sheet.

The applicable term sheet may specify a minimum Coupon Rate for your notes that will apply in one or more interest periods. If the applicable term sheet sets forth a Return Cap, a Digital Coupon Rate, or an Auto-Cap, the Coupon Rate for your notes will not exceed the Return Cap, the Digital Coupon Rate, or the Auto-Cap, as applicable, in any interest period.

The applicable Coupon Rate will be rounded to the nearest ten-thousandth and expressed as a percentage. The Coupon Rate will never be less than 0.00% per annum.

The Coupon Determination Dates and Coupon Payment Dates for your notes will be set forth in the applicable term sheet, and may occur quarterly, semi-annually, annually, or at other intervals.

Each interest period (other than the first interest period) will commence on, and will include, a Coupon Payment Date, and will extend to, but will exclude, the next succeeding Coupon Payment Date or the maturity date, as applicable. The first interest period will commence on, and will include, the original date of issuance of the notes, and will extend to, but will exclude, the first Coupon Payment Date.

Performance Level. The “Performance Level” of each Basket Component on any Coupon Determination Date will be equal to the Component Return, unless the applicable term sheet specifies a Return Cap and/or a Return Floor. If a Return Cap and/or a Return Floor are specified in the term sheet, the Performance Level of each Basket Component will be:

•	if the Component Return on the Coupon Determination Date is greater than the Return Cap, the Performance Level will be equal to the Return Cap; and

•	if the Component Return is less than or equal to the Return Floor, the Performance Level will be equal to the Return Floor.

For Auto-Cap Notes, unless otherwise set forth in the applicable term sheet, if the Component Return of a Basket Component is greater than or equal to zero on the applicable Coupon Determination Date, then the Performance Level of that Basket Component will equal a fixed percentage set forth in the applicable term sheet (the “Auto-Cap”).

Component Return. With respect to each Basket Component, unless otherwise set forth in the applicable term sheet, on any Coupon Determination Date, the Component Return will be calculated as follows:

(	Annual Component Value - Initial Component Value	)
Initial Component Value

The result will be rounded to the nearest ten-thousandth and expressed as a percentage.

Initial Component Values. For each Basket Component, the “Initial Component Value” will be determined as set forth in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, the Initial Component Value of a Basket Component will be its closing value on the pricing date, as determined by the calculation agent.

Annual Component Values. For each Basket Component, unless otherwise set forth in the applicable term sheet, the “Annual Component Value” will be the closing value for that Basket Component on the applicable Coupon Determination Date, as determined by the calculation agent.

If any Coupon Determination Date is not a Market Measure Business Day, the applicable Coupon Determination Date will be the immediately succeeding Market Measure Business Day.

In the event that, for any Basket Component, a Market Disruption Event occurs and is continuing on the pricing date or on any scheduled Coupon Determination Date, or if certain other events occur, the calculation agent will determine the Initial Component Value or the Annual Component Value, as applicable, for that Basket Component as set forth in the section “—The Closing Value.”

Unless otherwise specified in the applicable term sheet, as to any Basket Component, a “Market Measure Business Day” means any day on which the applicable index level, spot price or official settlement price is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

Record Dates. Because the notes are held in book-entry only form, the record date for each Coupon Payment will be the business day prior to the applicable Coupon Payment Date.

The Closing Value

If a Basket Component is a commodity or a commodity futures contract, the applicable term sheet will set forth how the closing value of that Basket Component will be determined.

If a Basket Component is an index, unless otherwise set forth in the applicable term sheet, its closing value on the pricing date or any Coupon Determination Date will be its official closing level, as determined by the calculation agent.

If a Market Disruption Event occurs as to any Basket Component on the pricing date, unless otherwise set forth in the applicable term sheet, the calculation agent will establish the Initial Component Value using the following procedures:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Basket Component and which is not affected by a Market Disruption Event (an “Unaffected Commodity Component”), the Initial Component Value will be based on the exchange published settlement price or similar price of that Unaffected Commodity Component on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Basket Component and which is affected by a Market Disruption Event (an “Affected Commodity Component”):

a.	The calculation agent will establish the value of the Affected Commodity Component on the pricing date based on (i) the above-referenced settlement price or similar price of each Unaffected Commodity Component and (ii) the last exchange published settlement price or similar price for each Affected Commodity Component on the pricing date.

b.	The calculation agent will adjust the value of the Affected Commodity Component for purposes of determining the Initial Component Value based on the exchange published settlement price or similar price of each Affected Commodity Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Affected Commodity Component. In the event that a Market Disruption Event occurs with respect to any Affected Commodity Component on the first and second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the price of that Affected Commodity Component used to determine the Initial Component Value in a manner that the calculation agent considers commercially reasonable under the circumstances.

c.	The final term sheet will set forth the value of the Affected Commodity Component, a brief statement of the facts relating to the establishment of the value of the Affected Commodity Component (including a description of the relevant Market Disruption Event(s)), and the Initial Component Value.

(3)	The calculation agent will determine the value of that Basket Component by reference to the exchange published settlement prices or similar prices determined in clauses (1) and (2) above using the then current method for calculating the Basket Component. The exchange on which a commodity or futures contract, the value of which is tracked by the Basket Component, is traded for purposes of the above definition means the exchange used to value that commodity or contract for the calculation of the Basket Component.

If a Market Disruption Event occurs on any Coupon Determination Date as to any Basket Component, then unless otherwise set forth in the applicable term sheet, the closing value of the Basket Component will be determined by the calculation agent using the following “Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Basket Component and which is not affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price or similar price of each such commodity or contract on the Coupon Determination Date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Basket Component and which is affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price or similar price of each such commodity or contract on the first Market Measure Business Day following the Coupon Determination Date on which no Market Disruption Event occurs with respect to that commodity or contract. In the event that a Market Disruption Event occurs with respect to any commodity or futures contract, the value of which is tracked by the Basket Component, on the Coupon Determination Date and on each day to and including the second scheduled Market Measure Business Day prior to the applicable Coupon Payment Date, the price of that commodity or contract used to determine the closing value will be estimated by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.

(3)	The calculation agent will determine the closing value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Basket Component. The exchange on which a commodity or futures contract, the value of which is tracked by the Basket Component, is traded for purposes of the foregoing definition means the exchange used to value that commodity or contract for the calculation of the Basket Component.

Payment on the Maturity Date

At maturity, in addition to the final Coupon Payment, if any, determined as described above, you will receive the principal amount per unit of the notes that you hold, denominated in U.S. dollars, subject to our credit risk as issuer of the notes.

Market Disruption Events

General. “Market Disruption Event” means, unless otherwise set forth in the applicable term sheet or defined specifically for a Basket Component below, one or more of the following events with respect to a Basket Component, as determined by the calculation agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more components of that Basket Component which results in a failure by the exchange on which each applicable component of that Basket Component is traded to report an exchange published settlement price for such contract on the day on which that event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any component of that Basket Component is a “limit price,” which means that the exchange published settlement price for that contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any component of that Basket Component;

(4)	a suspension of trading in one or more components of that Basket Component, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or the selling agents or their respective affiliates to unwind all or a material portion of a hedge that we or they have effected or may effect as to the applicable notes.

Gold Spot Price or Silver Spot Price. A “Market Disruption Event” with respect to the Gold Spot Price or Silver Spot Price (each as defined in the applicable term sheet) means any of the following events, as determined in good faith by the calculation agent:

(A)	the suspension of or material limitation on trading in gold or silver, or futures contracts or options related to gold or silver, on the LBMA;

(B)	the failure of trading to commence, or permanent discontinuance of trading, in gold or silver, or futures contracts or options related to gold or silver, on the LBMA;

(C)	the failure of the LBMA to calculate or publish the official fixing price of gold or silver for that day (or the information necessary for determining the official fixing prices); or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the LBMA; and

(B)	a suspension of or material limitation on trading in the LBMA will not include any time when trading is not conducted or prices are not quoted by the LBMA under ordinary circumstances.

Platinum Spot Price or Palladium Spot Price. A “Market Disruption Event” with respect to the Platinum Spot Price or the Palladium Spot Price (each, as defined in the applicable term sheet) means any of the following events, as determined in good faith by the calculation agent:

(A)	the suspension of or material limitation on trading in platinum or palladium, or futures contracts or options related to platinum or palladium, on the LPPM;

(B)	the failure of trading to commence, or permanent discontinuance of trading, in platinum or palladium, or futures contracts or options related to platinum or palladium, on the LPPM;

(C)	the failure of the LPPM to calculate or publish the official fixing price of platinum or palladium for that day (or the information necessary for determining the official fixing prices); or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the LPPM; and

(B)	a suspension of or material limitation on trading in the LPPM will not include any time when trading is not conducted or prices are not quoted by the LPPM under ordinary circumstances.

Copper Spot Price. A “Market Disruption Event” with respect to the Copper Spot Price (as defined in the applicable term sheet) means any of the following events, as determined in good faith by the calculation agent:

(A)	the suspension of or material limitation on trading in copper, or futures contracts or options related to copper, on the LME;

(B)	the failure of trading to commence, or permanent discontinuance of trading, in copper, or futures contracts or options related to copper, on the LME;

(C)	the failure of the LME to calculate or publish the official reference price of copper for that day (or the information necessary for determining the official reference prices); or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the LME; and

(B)	a suspension of or material limitation on trading in the LME will not include any time when trading is not conducted or prices are not quoted by the LME under ordinary circumstances.

Energy Component Other than Brent Crude Oil. A “Market Disruption Event” with respect to a Basket Component that tracks a type of energy commodity other than Brent crude oil (an “Energy Component”) means any of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the New York Mercantile Exchange, Inc. (“NYMEX”) (without taking into account any extended or after-hours trading session), in the applicable futures contract;

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the applicable futures contract, which are traded on any major U.S. exchange;

(C)	the failure on any day of NYMEX to publish the official daily settlement price for that day for the applicable futures contract; or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event with respect to an Energy Component has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(B)	a suspension in trading on NYMEX (without taking into account any extended or afterhours trading session), in the applicable futures contract, by reason of a price change reflecting the maximum or minimum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(C)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Brent Crude Oil Component. A “Market Disruption Event” with respect to a Basket Component that tracks Brent crude oil (the “Brent Crude Oil Component”) means any of the following events as determined by the calculation agent:

(A)	the suspension of, or material limitation on, trading in Brent crude oil, or futures contracts or options related to Brent crude oil, on ICE Futures Europe;

(B)	the suspension of, or material limitation on, trading during the one-fifteen minute period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the applicable futures contract, which are traded on any major U.S. exchange;

(C)	the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in Brent crude oil, or futures contracts or options related to Brent crude oil, on ICE Futures Europe;

(D)	the failure on any day of ICE Futures Europe to calculate or publish the official settlement price for that day of Brent crude oil (or the information necessary for determining the official settlement prices); or

(E)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event with respect to the Brent Crude Oil Component has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange; and

(B)	a suspension of, or material limitation on, trading on ICE Futures Europe will not include any time when trading is not conducted or prices are not quoted by ICE Futures Europe under ordinary circumstances.

Soybeans, Wheat, or Corn Component. A “Market Disruption Event” with respect to a Basket Component that tracks soybeans (a “Soybeans Component”), wheat (a “Wheat Component”), or corn (a “Corn Component”) means any of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the Board of Trade of the City of Chicago, Inc. (“CBOT”) (without taking into account any extended or after-hours trading session), in the applicable futures contract;

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the applicable futures contract, which are traded on any major U.S. exchange;

(C)	the failure on any day of CBOT to publish the official daily settlement price for that day for the applicable futures contract; or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event with respect to a Soybeans Component, a Wheat Component, or a Corn Component has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(B)	a suspension in trading on CBOT (without taking into account any extended or afterhours trading session), in the applicable futures contract, by reason of a price change reflecting the maximum or minimum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(C)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Sugar Component. A “Market Disruption Event” with respect to a Basket Component that tracks sugar (a “Sugar Component”) means any of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on ICE Futures U.S. (without taking into account any extended or after-hours trading session), in the applicable futures contract;

(B)

the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the applicable futures contract, which are traded on any major U.S. exchange;

(C)	the failure on any day of ICE Futures U.S. to publish the official daily settlement price for that day for the applicable futures contract; or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event with respect to a Sugar Component has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(B)	a suspension in trading on ICE Futures U.S. (without taking into account any extended or afterhours trading session), in the applicable futures contract, by reason of a price change reflecting the maximum or minimum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(C)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

***

Each reference above to any of the foregoing Basket Components’ relevant markets or exchanges includes its successor, if applicable, or if that exchange or market is no longer the principal trading market for the Basket Component, such other exchange or principal trading market for the applicable commodity or futures contract as determined in good faith by the calculation agent which serves as the source of prices for that Basket Component, and any principal exchanges where options or futures contracts on that Basket Component are traded.

Adjustments to a Basket Component

If at any time after the pricing date, the publisher or sponsor of an index or the applicable market or exchange of a futures contract, a spot price, or a fixing price (each, a “Component Publisher”) makes a material change in the formula or specification for or the method of calculating a Basket Component, or in any other way materially modifies a Basket Component so that the Basket Component does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of that Basket Component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of that Basket Component as if those changes or modifications had not been made, and calculate the closing value with reference to that Basket Component, as so adjusted. Accordingly, if the method of calculating a Basket Component is modified so that the value of that Basket Component is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that Basket Component in order to arrive at a value of that Basket Component as if it had not been modified.

Discontinuance of a Basket Component

If a Component Publisher discontinues the publication, trading, or listing of a Basket Component, and that Component Publisher or another entity publishes, trades, or lists its successor or substitute that the calculation agent determines, in its sole discretion, to be comparable to that Basket Component (a “successor component”), then, upon the calculation agent’s notification of that determination to us, the calculation agent will substitute the successor component as calculated by the relevant Component Publisher or any other entity and calculate the applicable Annual Component Value as described above under “—Interest.” Upon any selection by the calculation agent of a successor component, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us and to the holders of the notes.

In the event that a Component Publisher discontinues publication, trading, or listing of a Basket Component and:

•	the calculation agent does not select a successor component; or

•	the successor component is not published, traded, or listed on any Coupon Determination Date,

the calculation agent will compute a substitute value for that Basket Component in accordance with the procedures last used to calculate or determine that Basket Component before any discontinuance. If a successor component is selected or the calculation agent calculates a value as a substitute for a Basket Component as described below, the successor component or value will be used as a substitute for that Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Component Publisher discontinues publication, trading, or listing of a Basket Component before any scheduled Coupon Determination Date, and the calculation agent determines that no successor component is available on that date, then on the day that would have been the Coupon Determination Date, the calculation agent will determine the value that would be used in computing the applicable Coupon Rate, as described in the preceding paragraph as if that day were the applicable Coupon Determination Date. The calculation agent will make available to holders of the notes information as to each such value; this information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Basket Component to which the notes are linked may adversely affect trading in the notes.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding each Initial Component Value, each Annual Component Value, each Component Return, each Performance Level, each Average Performance Level, each Coupon Rate, any Market Disruption Events, Coupon Payment Dates, business days, Market Measure Business Days, and successor components. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Unless otherwise set forth in the applicable term sheet, MLPF&S, one of our affiliates, will be the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payments by purchasers of the notes in immediately available funds. We will pay each Coupon Payment and the principal amount due at maturity in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the accompanying prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date, determined as calculated above under “—Interest.”

In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes is different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof. The following summary applies to notes that have a term of more than one year. The U.S. federal income tax treatment of notes with a term of one year or less will be set forth in the applicable term sheet.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Depending on the terms of the notes, we intend to treat the notes either as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes.

Whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments may depend, among others, upon whether the interest payable on the notes is front- or back-loaded. More specifically, interest will be treated as front- or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term. If the notes are not treated as front- or back-loaded, such notes should generally be treated as variable rate debt instruments subject to the rules discussed below under “—Notes Treated as Variable Rate Debt Instruments” and if the notes are treated as front- or back-loaded, such notes should generally be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, which are discussed below under “—Notes Treated as Contingent Payment Debt Instruments.”

The applicable pricing supplement will specify whether we intend to treat the notes as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes, or if another treatment applies. The U.S. federal income tax treatment of the notes, however, may not be clear and there is a risk that the IRS could seek to treat the notes differently from our intended treatment. For example, if we intend to treat an offering of notes as variable rate debt instruments, the IRS could seek to treat the notes as contingent payment debt instruments, and vice versa, which, if the IRS were successful, could have adverse U.S. federal income tax consequences to you.

U.S. Holders

Notes Treated as Variable Rate Debt Instruments. If the notes are properly characterized as variable rate debt instruments, interest on a note generally will be included in income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income. For accrual method U.S. Holders, the accrual is generally determined by constructing a fixed rate debt instrument assuming that the variable rate is a fixed rate equal to a fixed rate that reflects the yield that is reasonably expected for the note and making appropriate adjustments for interest allocable to an accrual period when interest is actually paid.

Upon the sale, exchange, retirement or other disposition of the notes that is properly characterized as a variable rate debt instrument, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will be the cost of the notes to such U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Notes Treated as Contingent Payment Debt Instruments. If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

We expect that the applicable pricing supplement will include a table that sets forth the following information with respect to the principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable pricing supplement. Please note that the comparable yield is likely to change between the date of any preliminary pricing supplement and the date of the related final pricing supplement. Therefore, the projected payment schedule included in any preliminary pricing supplement will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary pricing supplement will be revised, and the revised table will be set forth in the final pricing supplement prepared in connection with the initial sale of the notes.

Upon a sale, exchange, retirement, or other disposition of the notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

U.S. Federal Estate Tax. Under current law, the notes should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) neither MLPF&S nor any other selling agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.